UNITED STATED
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant    [X]
Filed by a Party other than the Registrant    [_]
Check the appropriate box:
[_]    Preliminary Proxy Statement
[_]    Confidential, for Use of the Commission Only (as permitted by Rule 14A-6(E)(2))
[_]    Definitive Proxy Statement
[X]    Definitive Additional Materials
[_]    Soliciting Material under Section 240.14a-12

MEREDITH CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
[X]    No fee required
[_]    Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transactions applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[_]     Fee paid previously with preliminary materials.

[_]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

October 20, 2020

Dear Shareholder:

According to our latest records, we have not yet received your proxy for the important Annual Meeting of Meredith Corporation to be held on November 11, 2020. Your Board of Directors recommends that shareholders vote FOR all items on the agenda, including the proposed amendment to our Restated Articles of Incorporation.

As explained in more detail in the Proxy Statement, the amendment would maximize the flexibility of the Company to optimize transaction structure and tax efficiency should the Board determine that a future transaction is in the best interest of the shareholders. Obtaining the amendment in advance of any future transaction will enhance deal certainty and maintaining the shareholders’ status quo voting rights will create more certainty in securing any required shareholder approvals for a future transaction.

By voting TODAY by telephone, via the Internet, or by signing, dating and returning the enclosed proxy card in the envelope provided, you will help us avoid the expense of further outreach.

Thank you for your support.

Very truly yours,

JOHN S. ZIESER
Chief Development Officer
General Counsel

YOUR VOTE IS IMPORTANT

Remember, you can vote your shares by telephone or via the Internet.
Please follow the easy instructions on the enclosed proxy card.

If you have any questions, or need assistance in voting
your shares, please call our proxy solicitor,

INNISFREE M&A INCORPORATED
TOLL-FREE, at 1-877-687-1866.